UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                                                                     May 21, 2012

INTERSIL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1001 Murphy Ranch Road Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(408) 432-8888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On May 21, 2012, the Board of Directors of Intersil Corporation (the "Company") approved a restructuring plan to focus the Company on its Top Ten Growth Drivers and revise its target operating model. The Company's intention to revise the model was initially disclosed in a Current Report on Form 8-K filed on May 8, 2012.

The restructuring plan includes a reduction of approximately 11% of Intersil’s worldwide workforce and a reduction of approximately $40 million in annual operating expenses. The Company expects to recognize restructuring-related charges of approximately $9 million, consisting primarily of employee severance benefits, during the second quarter of 2012.

Intersil expects to fully achieve these cost reductions by the third quarter of 2012. As a result, GAAP operating expenses are expected to be approximately $80 million and Non-GAAP* operating expenses are expected to be approximately $66 million during the third quarter of 2012.

The amount of the restructuring charges is an estimate, and the actual charges may vary materially based on various factors including, but not limited to, the extent of a reduction in force and changes in management's assumptions.

* Non-GAAP operating expenses do not include equity-based compensation, amortization of intangibles, or restructuring costs.

    Reconciliation of GAAP to Non-GAAP Operating Expenses expected for Q3 2012 (in millions):

Non-GAAP Operating Expense	$66
Amortization of intangibles	7
Equity compensation	7
GAAP Operating Expense	$80

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION

Date:	May 23, 2012	By:
		Name:	Thomas C. Tokos
		Title:	Sr. Vice President, General Counsel and Secretary